Exhibit 99.1

NEWS RELEASE

For Immediate Release

Contacts:
MedImmune, Inc.	Medarex, Inc.
Media : Clarencia Stephen	Jean Mantuano
Phone : 301-398-4073	Corporate Communications (media)
Phone: 609-430-2880, x2221

Investors
Peter Vozzo	Laura S. Choi
Phone: 301-398-4035	Investor Relations
John Filler	Phone: 609-430-2880, x2216
Phone: 301-398-4086

MEDIMMUNE AND MEDAREX ANNOUNCE

COLLABORATION TO DEVELOP AND COMMERCIALIZE FULLY HUMAN ANTIBODIES FOR AUTOIMMUNE DISEASES

GAITHERSBURG, M.D., and PRINCETON, N.J. November 23, 2004 - MedImmune, Inc. (Nasdaq: MEDI) and Medarex, Inc. (Nasdaq: MEDX) today announced a collaboration to develop antibodies targeting interferon-alpha and the type I interferon receptor 1. The collaboration will initially focus on two antibodies, MDX-1103 and MDX-1333, that are currently in preclinical development by Medarex for the treatment of autoimmune diseases, such as systemic lupus erythematosus (SLE or lupus). The companies expect to file investigational new drug applications with the U.S. Food & Drug Administration within the next 18 months.

Under the terms of the agreement, Medarex will receive an upfront payment of $15 million. MedImmune will be fully responsible for the continued development of the product candidates. Prior to the beginning of pivotal studies, Medarex may elect to co-develop the products in return for the opportunity to co-promote and to receive a share of the commercial profits in the United States.  In all other cases, Medarex will be entitled to receive milestone payments and royalties.

“Severe diseases of the immune system, including lupus, impact the lives of millions of people worldwide,” stated Edward T. Mathers, MedImmune’s vice president of corporate development. “Entering into this collaborative agreement with Medarex provides another opportunity for MedImmune to expand its potential offering of treatments for those patients who need more options as they battle these debilitating diseases.”

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 “We are pleased to work with MedImmune to further the development of these antibodies as potential treatments for serious diseases,” said Donald L. Drakeman, President and CEO of Medarex.

About MDX-1103 and MDX-1333

MDX-1103 and MDX-1333 are fully human antibodies that are believed to target interferon-alpha and the type I interferon receptor 1, respectively. Experimental data suggest that interferon-alpha and the type I interferon receptor may be involved with lupus disease activity.  In preclinical studies, MDX-1103  has been shown to bind to multiple interferon-alpha subtypes while MDX-1333 has been shown to block the type I interferon receptor 1.

About MedImmune

MedImmune strives to provide better medicines to patients, new medical options for physicians, rewarding careers to employees, and increased value to shareholders. Dedicated to advancing science and medicine to help people live better lives, the company is focused on the areas of infectious diseases, cancer and inflammatory diseases. With approximately 1,900 employees worldwide, MedImmune is headquartered in Maryland. For more information, visit the company’s website at http://www.medimmune.com.

About Medarex

Medarex is a biopharmaceutical company focused on the discovery and development of fully human antibody-based therapeutics to treat life- threatening and debilitating diseases, including cancer, inflammation, autoimmune and infectious diseases. Medarex applies its UltiMAb® technology and product development and clinical manufacturing experience to generate, support and potentially commercialize a broad range of fully human antibody products for itself and its partners. Twenty of these therapeutic products derived from Medarex technology are currently in human clinical testing, with the most advanced product presently in a Phase III clinical trial. Medarex is committed to building value by developing a diverse pipeline of antibody products to address the world’s unmet healthcare needs. For more information about Medarex, visit its website at http://www.medarex.com.

Except for the historical information presented herein, matters discussed herein may constitute forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from any future results, performance or achievements expressed or implied by such statements. Statements that are not historical facts, including statements preceded by, followed by, or that include the words “potential”; “believe”; “anticipate”; “intend”; “plan”; “expect”; “estimate”; “could”; “may”; or similar statements are forward-looking statements. Medarex and MedImmune disclaim, however, any intent or obligation to update these forward-looking statements. Risks and uncertainties include risks associated with product discovery and development, uncertainties related to the outcome of clinical trials, slower than expected rates of patient recruitment, unforeseen safety issues resulting from the administration of antibody products in patients, uncertainties associated with the collaborative process, uncertainties related to product manufacturing as well as risks detailed from time to time in each company’s respective public disclosure filings with the U.S. Securities and Exchange Commission (SEC), including their respective Annual Reports on Form 10-K for the fiscal year ended December 31, 2003, subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. There can be no assurance that such development efforts will succeed, that such products will receive required regulatory approval or that, even if such regulatory approval were received, such products would ultimately achieve commercial success. Copies of public disclosure filings for MedImmune or Medarex are available from the companies’ respective investor relations departments.

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